Exhibit 5.1

October 29, 2025

Universal Safety Products, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, Maryland 21117

Ladies and Gentlemen:

We are acting as Maryland counsel to Universal Safety Products, Inc., a Maryland corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 by the Company (as it may be amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the terms of and in the manner set forth in the Company’s 2025 Stock Incentive Plan (the “Plan”). This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

For purposes of this opinion, we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Reoffer Prospectus included in the Registration Statement, (c) the Plan, (d) the Company’s Bylaws, as amended to date, and (e) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that the Shares, when issued and paid for pursuant to the terms of and in the manner set forth in the Plan, will be duly and validly issued, fully paid and non-assessable.

Universal Safety Products, Inc.

October 29, 2025

We are members of the Bar of the State of Maryland. We do not express any opinion as to the effect of any laws other than the laws of the State of Maryland and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely yours,

/s/ Neuberger, Quinn, Gielen,
Rubin & Gibber, P.A.